EXHIBIT 20.1

February 14, 2024

CHASE PACKAGING TO ACQUIRE TINY HOME INDUSTRY BUSINESSES

Rumson, NJ: Chase Packaging Corporation (OTC: WHLT – “Chase”) today announced that it has executed a Non-Binding Letter of Intent to acquire, primarily using Chase common stock, certain net assets and operations in the Tiny Home Industry.

The business to be acquired consists of three entities – 1) Tiny Estates, LLC, owners of a Tiny Home Community located in Elizabethtown, PA; 2) Tiny Communities Fund, LLC, owners of Tiny Home Community properties in Florida; and 3) Endeavor Tiny Homes, LLC, based in Lancaster, PA, a Tiny Homes sales company exclusively representing Atomic Homes, a Tiny Homes manufacturer based in Lancaster, PA. The transaction is currently expected to close in Q2, and additional growth capital will be raised. Shortly after the closing, Chase will change its name and trading symbol to better reflect the new operations.

Chase views the Tiny Homes Industry as providing solutions to the affordable housing challenges facing most markets in the USA.

While there can be no assurance that the above-described transactions will be consummated, the parties will use their best efforts to complete the transaction in a reasonable time frame.

About Tiny Estates, Tiny Communities and Endeavor Tiny Homes

Tiny Estates was established in 2017 to enter the tiny home community industry in Southeastern Pennsylvania. Its management gained significant experience by collaborating with many builders and tiny home supporters. During the COVID-19 pandemic, the company pivoted to offer more of an ownership occupancy model, thus further expanding management’s experience and knowledge in the industry.

The Company expanded by acquiring two Florida-based properties and establishing an exclusive dealership for the sale of Atomic Tiny Homes under the Endeavor Tiny Home name. Today, the Companies provide a well-rounded offering for renters, homeowners, investors, and developers, as well as a platform for geographic expansion into additional markets.

About Chase Packaging Corporation:

Chase Packaging Corporation, a Delaware Corporation, previously manufactured, until 1999, woven paper mesh for industrial applications and polypropylene mesh fabric bags for agricultural use, and distributed agricultural packaging manufactured by other companies. Since then, management’s plans for the Company have included securing a merger or acquisition, raising additional capital, and other strategies designed to optimize shareholder value.

FORWARD-LOOKING STATEMENTS DISCLAIMER

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Any statements contained in this release that are not statements of historical fact may be forward-looking statements. When we use the words “intends,” “estimates,” “predicts,” “potential,” “continues,” “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will,” or the negative of these terms or other comparable terminology, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance, or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include our capital needs and our ability to find a suitable merger partner wishing to go public or a suitable private company to create investment value for the Company. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

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